UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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The Managers Funds
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333 W. Wacker Drive

Suite 1200

Chicago, Illinois 60606

800-835-3879

www.managersinvest.com

Managers International Equity Fund

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement.

This information statement is available at

http://www.managersinvest.com/mutualfunds/investment/international_equity_fund.html.

This information statement is being provided to the shareholders of Managers International Equity Fund (the “Fund”), a series of The Managers Funds, a Massachusetts business trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission. This exemptive order permits the Trust’s investment manager to hire new, unaffiliated subadvisors with the approval of the Trustees of the Trust, but without obtaining shareholder approval. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to shareholders of the Fund on or about June 12, 2009.

I.    The Trust and its Management Agreement

The Fund is a series of the Trust. The Trust has entered into an investment management agreement with respect to the Fund with Managers Investment Group LLC (the “Manager”) dated April 1, 1999, as thereafter amended (the “Management Agreement”). Under the terms of the Management Agreement, the Manager selects, subject to review and approval by the Trustees, one or more subadvisors to manage the investment portfolio of the Fund, reviews and monitors the performance of subadvisors on an ongoing basis, and recommends changes in the roster of subadvisors to the Trustees as appropriate. The Manager also allocates the Fund’s assets among the Fund’s subadvisors. The portion of the Fund’s assets managed by a subadvisor may be adjusted from time to time in the sole discretion of the Manager. As compensation for its services, the Manager receives a management fee from the Fund, and the Manager is responsible for payment of all fees payable to the subadvisors of the Fund. The Fund, therefore, pays no fees directly to the subadvisors. The Manager also provides administrative services to the Fund, and receives compensation from the Fund for these services.

The Manager recommends subadvisors for the Fund to the Trustees of the Trust based upon the Manager’s continuing quantitative and qualitative evaluation of the subadvisors’ skills in managing assets pursuant to specific investment styles and strategies. Short-term investment performance, by itself, is not a significant factor in selecting or terminating a subadvisor, and the Manager does not expect to recommend frequent changes of subadvisors.

At any given time, each subadvisor serves pursuant to a separate subadvisory agreement between the Manager and that subadvisor. A subadvisor does not provide any services to the Fund under the subadvisory agreement except portfolio investment management and related record-keeping services. A subadvisor or an affiliated broker-dealer may execute portfolio transactions for the Fund and receive brokerage commissions, or markups/markdowns, in connection with the transactions as permitted by Sections 17(a) and 17(e) of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules thereunder, and the terms of any exemptive order issued by the Securities and Exchange Commission. The Trustees have approved procedures in conformity with Rule 10f-3 under the 1940 Act whereby the Fund may purchase securities that are offered in underwritings in which an affiliate of the Fund’s subadvisor participates. For underwritings where a subadvisor affiliate participates as a principal underwriter, certain restrictions may apply that could, among other things, limit the amount of securities that the Fund could purchase in the underwritings.

II.    Martin Currie Inc. and the New Subadvisory Agreement

At an in-person meeting held on March 5-6, 2009, the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), approved the termination of the subadvisory agreement with respect to the Fund between the Manager and Wellington Management Company, LLP (“Wellington”). The Trust’s Board of Trustees also approved the appointment of Martin Currie Inc. as a new subadvisor (“Martin Currie” or the “Subadvisor”) to the Fund effective March 25, 2009 pursuant to a subadvisory agreement with Martin Currie (the “Subadvisory Agreement”). Therefore, Wellington is no longer a subadvisor to the Fund, and the Fund’s portfolio is subadvised by AllianceBernstein L.P. (“AllianceBernstein”), Lazard Asset Management LLC (“Lazard”) and Martin Currie, with each subadvisor managing a portion of the Fund’s portfolio using its own methodology to select portfolio investments that are consistent with the Fund’s investment objectives and principal investment strategies. Martin Currie manages its portion of the Fund’s portfolio by investing in companies around the world, with an emphasis on growth opportunities.

The recommendation to add the Subadvisor to the Fund was made by the Manager in the ordinary course of its on-going evaluation of fund characteristics and exposures, subadvisor performance and investment strategy, and extensive research of numerous candidate firms and qualitative and quantitative analysis of each candidate’s organizational structure, investment process, style and long-term performance record. The recommendation to hire the Subadvisor to the Fund was based on the Manager’s belief that the Subadvisor is a high quality investment advisor with a demonstrated ability to select stocks of companies with above average growth opportunities and to manage the overall risk of its portion of the Fund’s portfolio and would be appropriately suited to manage assets for the Fund. The Manager also believes that the investment strategies to be used by the Subadvisor would complement the investment strategies used by the Fund’s other subadvisors.

Under the Management Agreement, the Fund pays the Manager a fee equal to 0.90% per annum of the average daily net assets of the Fund. Under the terms and conditions of the Subadvisory Agreement, the Manager pays a portion of this fee to the Subadvisor. Because the fees paid to the Subadvisor under the Subadvisory Agreement are not paid by the Fund but are paid by the Manager out of the management fees the Manager receives from the Fund, there is no change in the management fee paid by the Fund as a result of the termination of the subadvisory agreement with Wellington or the addition of Martin Currie as Subadvisor to the Fund.

The Subadvisory Agreement requires the Subadvisor to provide fair and equitable treatment to the Fund in the allocation of investment opportunities. The Subadvisory Agreement has an initial term ending March 25, 2011, and then continues in effect, unless terminated as described below, for successive one year periods, so long as the continuance is approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or (b) by the vote of a majority of the Trustees, provided that in either event the continuance is also approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on the continuance. The Subadvisory Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Subadvisory Agreement may be terminated: (i) by the Manager at any time, without payment of a penalty, upon notice to the Subadvisor and the Trust, (ii) with respect to the Fund, at any time, without payment of a penalty, by the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund upon notice to the Subadvisor, or (iii) by the Subadvisor at any time, without payment of a penalty, upon thirty (30) days’ written notice to the Manager and the Trust.

The Subadvisory Agreement provides that the Subadvisor shall not be subject to any liability for any act or omission, error of judgment, or mistake of law or for any loss suffered by the Manager or the Trust in connection with the Subadvisory Agreement, except by reason of the Subadvisor’s willful malfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the Subadvisor’s reckless disregard of its obligations and duties under the Subadvisory Agreement.

The form of the Subadvisory Agreement is attached as Exhibit A.

Information about Martin Currie

The following is a description of Martin Currie, which is based solely on information provided by Martin Currie. Martin Currie is not affiliated with the Manager.

Martin Currie was founded in 1881 as a partnership and has been managing global investment portfolios since the 1920s. The company headquarters are located at Saltire Court, 20 Castle Terrace, Edinburgh, Scotland EH1 2ES. Martin Currie, located at 1350 Avenue of the Americas, Suite 3010, New York, NY10019, registered with the SEC in 1978. The partnership of Martin Currie & Co was incorporated in 1985 to form Martin Currie Limited, the holding company of five wholly owned subsidiaries, including Martin Currie. As of March 31, 2009, Martin Currie had assets under management of approximately $13.2 billion.

Martin Currie Directors and Officers

Information about the directors, principal executive officers and control persons of Martin Currie is set forth below. The address of each of them is c/o Martin Currie Inc, Saltire Court, 20 Castle Terrace, Edinburgh, Scotland EH1 2ES. Martin Currie Limited is the parent company of, and owns a 100% controlling interest in, Martin Currie. Martin Currie (Holdings) Limited is an indirect shareholder of, and owns a 100% controlling interest in, Martin Currie Limited.

Name of Directors and Principal Executive Officers	Principal Occupation(s)
William Geddie Watt	Director, President
James MacGregor Ayton Fairweather	Director, Vice President
Timothy Julian Dalton Hall	Director, Vice President
Allan Davidson MacLeod	Director, Vice President
James MacGregor Sandison	Director, Vice President
Andrew Sowerby	Director, Vice President
Jacqueline Allison Hughes	Director, Chief Compliance Officer
Ralph McGregor Campbell	Chief Financial Officer and Chief Operations Officer
Douglas Aitken	Chief Legal Officer
Daniel Michael Niland	Vice President

Portfolio Manager

Martin Currie has managed a portion of the Fund since March 25, 2009. James Fairweather is the portfolio manager primarily responsible for the day-to-day management of the portion of the Fund managed by Martin Currie. Mr. Fairweather joined Martin Currie in 1984 and has been a member of the global equities team since his arrival. He was appointed chief investment officer (“CIO”) of Martin Currie in 1997, having been deputy CIO for Martin Currie since 1994. Mr. Fairweather is responsible for Martin Currie’s investment strategy and the management of its global products.

Martin Currie Investment Philosophy

Martin Currie employs a bottom-up investment process that focuses on identifying companies around the world with above average growth opportunities with visible and secure earnings streams. The portfolio management process at Martin Currie focuses on identifying, evaluating and exploiting change at an early stage, specifically focusing its analysis on identifying companies that are likely to take advantage of changing market opportunities and are well positioned to do so via strong balance sheets. Although primarily focused on the growth opportunity available for a company, Martin Currie does have a valuation component as part of its investment process and seeks to pay a reasonable price for these opportunities. The Martin Currie portfolio management process uses quantitative and qualitative techniques as part of its stock selection and portfolio construction processes and considers risk management at all stages of its investment process.

Martin Currie currently acts as an investment advisor with respect to the following other Registered Investment Companies with a similar investment objective to that of the Fund.

Name of Fund	Investment Objective/ Investment Style	Size of Fund as of March 31, 2009	Fee	Fee Waivers and Reimbursements

Martin Currie Business Trust (MCBT) Opportunistic EAFE Fund	Capital appreciation/international equities (Europe, Australia, Far East)	$58 million	0.70%	N/A

UBS PACE International Equity Investments Fund	Capital appreciation/international equities (Europe, Australia, Far East)	$246 million	First $150mn-0.35% Next $100mn-0.30% Next $100mn-0.25% Next $250mn-0.20%	N/A

Genworth Financial AssetMark International Equity Fund	Capital appreciation over the long term/international equities	$115 million	First $100mn-0.40% Next $200mn-0.35% Over $300mn-0.30%	N/A

III.    Board of Trustees’ Recommendation

At a meeting held on March 5-6, 2009, the Board of Trustees of the Trust, including all of the Independent Trustees, unanimously voted to approve the appointment of Martin Currie as Subadvisor to the Fund effective March 25, 2009. The Trustees were separately represented by independent legal counsel in their consideration of the Subadvisory Agreement. In considering the Subadvisory Agreement, the Trustees reviewed a variety of materials relating to the Fund and the Subadvisor, including information regarding the nature, extent and quality of services to be provided by the Subadvisor under the agreement. The Trustees also took into account performance and fee and expense information regarding the Subadvisor. Prior to voting, the Independent Trustees: (a) reviewed the foregoing information with their independent legal counsel and with management; (b) discussed with legal counsel the legal standards applicable to their consideration of the Subadvisory Agreement; and (c) met with their independent legal counsel in private sessions at which no representatives of management were present.

In considering the nature, extent and quality of the services to be provided by the Subadvisor under the Subadvisory Agreement, the Trustees evaluated, among other things: (a) the expected services to be rendered by the Subadvisor to the Fund; (b) the qualifications and experience of the Subadvisor’s personnel; and (c) the Subadvisor’s compliance programs. The Trustees also took into account the financial condition of the Subadvisor with respect to its ability to provide the services required under the Subadvisory Agreement and noted that, as of December 31, 2008, the Subadvisor managed approximately $14.2 billion in assets. In addition, the Trustees took into account a compliance report with respect to the Subadvisor prepared by the Manager.

The Trustees considered the investment philosophy, strategies and techniques that are intended to be used by the Subadvisor in managing its portion of the Fund. Among other things, the Trustees reviewed biographical information on portfolio management and other professional staff, information regarding the Subadvisor’s organizational and management structure and the Subadvisor’s brokerage policies and practices. The Trustees considered specific information provided regarding the experience of the individual at the Subadvisor who would have portfolio management responsibility for the Fund. The Trustees noted that Martin Currie employs one portfolio manager who will have primary responsibility for managing the Fund’s portfolio, and who serves as Chief Investment Officer of Martin Currie and has been with Martin Currie since 1984. The Trustees further noted that the portfolio management process utilizes a regional and sector approach to proprietary research, believes that change is the central dynamic behind stock price movement, and employs a proven stock-picking approach that drives returns.

The Trustees reviewed information related to the prior investment performance of the Subadvisor in managing client accounts with similar investment objectives and strategies to those of the Fund. In reviewing this performance, the Trustees noted that the performance of the composite investment portfolio managed by Martin Currie consisting of actively managed EAFE portfolios investing directly in Pan-European, Japanese, Far Eastern and emerging markets equities was above the performance of the Morgan Stanley Capital International Europe, Australasia and Far East Index for various periods. The Trustees concluded that this performance record supported the approval of the Subadvisory Agreement.

In considering the reasonableness of the subadvisory fee to be paid by the Manager to the Subadvisor, the Trustees reviewed information provided by the Subadvisor regarding the estimated cost to the Subadvisor of providing subadvisory services to the Fund and the anticipated profitability resulting from such relationship. The Trustees relied on the ability of the Manager to negotiate the terms of the Subadvisory Agreement at arm’s length as part of the manager-of-managers structure, noting that the Manager is not affiliated with the Subadvisor. The Trustees noted that the investment management fee paid to the Manager by the Fund will remain unchanged and the aggregate subadvisory fees paid by the Manager to all of the Subadvisors who manage the Fund would modestly decrease as a result of the addition of Martin Currie as Subadvisor to the Fund. In addition, the Trustees noted that the subadvisory fees are paid by the Manager out of its advisory fee. Accordingly, the estimated cost of services to be provided by the Subadvisor and the anticipated profitability to the Subadvisor of its relationship with the Fund were not material factors in the Trustees’ deliberations. For similar reasons, and based on the size of the Fund, the Trustees concluded that the effect of any economies of scale being realized by the Subadvisor was not a material factor in the Trustees’ deliberations at the time.

After consideration of the foregoing, the Trustees reached the following conclusions regarding the Subadvisory Agreement, in addition to those conclusions discussed above: (a) the Subadvisor demonstrated that it possesses the capability and resources to perform the duties required of it under the Subadvisory Agreement; (b) the Subadvisor’s investment strategy is appropriate for pursuing the Fund’s investment objectives; (c) the Subadvisor is reasonably likely to execute its investment strategy consistently over time; and (d) the Subadvisor maintains appropriate compliance programs.

Based on all of the above-mentioned factors and their related conclusions, with no single factor or conclusion being determinative and with each Trustee not necessarily attributing the same weight to each factor, the Trustees concluded that approval of the Subadvisory Agreement would be in the best interests of the Fund and its shareholders. Accordingly, on March 5-6, 2009, the Trustees, including a majority of the Independent Trustees, voted to approve the Subadvisory Agreement with the Subadvisor.

IV.    Additional Information

The Manager serves as investment manager and administrator of the Trust. The Manager is an independently managed subsidiary of Affiliated Managers Group, Inc. (“AMG”). Managers Distributors, Inc. (“MDI”), a wholly-owned subsidiary of the Manager, serves as distributor of the Fund. The Manager and MDI are located at 333 W. Wacker Drive, Suite 1200, Chicago, Illinois 60606. AMG is located at 600 Hale Street, Prides Crossing, Massachusetts 01965.

Financial Information

The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by writing to Managers Investment Group LLC, 333 W. Wacker Drive, Suite 1200, Chicago, Illinois 60606, by calling (800) 835-3879, or by accessing our website at www.managersinvest.com.

Beneficial Owners and Management Ownership

As of April 17, 2009, the following persons or entities owned of record 5% or more of the outstanding shares of the Fund:

Shareholder	Number of Shares Owned	Percentage of Fund
PFPC Inc.	1,315,910.994	41.77%
760 Moore Road
King of Prussia, Pennsylvania 19406-1212

Charles Schwab & Co. Inc.	504,744.314	16.02%
1958 Summit Park Place, Suite 400
Orlando, Florida 32810-5935

First Clearing, LLC	317,181.147	10.06%
10750 Wheat First Drive
Glen Allen, Virginia 23060-9243

Merrill Lynch Pierce Fenner & Smith Inc.	234,845.717	7.45%
4800 Deer Lake Drive E FL 3
Jacksonville, Florida 32246-6484

National Financial Services Corp.	206,912.846	6.56%
200 Liberty Street
P.O. Box 3751 Church Street Station
New York, New York 10008-3751

As of April 17, 2009, the Trust did not know of any person who beneficially owned 5% or more of the outstanding shares of the Fund. As of April 17, 2009, all management personnel (i.e., Trustees and Officers) as a group owned beneficially less than 1% of the outstanding shares of the Fund.

Shareholder Proposals

The Trust does not hold regularly scheduled meetings of the shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.

June 12, 2009 By Order of the Trustees,

/s/ Christine C. Carsman
CHRISTINE C. CARSMAN Secretary

EXHIBIT A

FORM OF SUBADVISORY AGREEMENT

Attention:	Martin Currie Inc.

Re:	Subadvisory Agreement (the “Agreement”)

The Managers International Equity Fund (the “Fund”) is a series of a Massachusetts business trust (the “Trust”) that is registered as an investment company under the Investment Company Act of 1940, as amended (the “Act”), and subject to the rules and regulations promulgated thereunder.

Managers Investment Group LLC (the “Manager”) acts as the manager and administrator of the Trust pursuant to the terms of a management agreement with the Trust (the “Management Agreement”). The Manager is responsible for the day-to-day management and administration of the Fund and the coordination of investment of the Fund’s assets. However, pursuant to the terms of the Management Agreement, specific portfolio purchases and sales for the Fund’s investment portfolios or a portion thereof are to be made by advisory organizations recommended by the Manager and approved by the Trustees of the Trust.

1.  Appointment as a Subadvisor.  The Manager, being duly authorized, hereby appoints and employs Martin Currie Inc., a company duly incorporated under the laws of the State of New York having its principal office at Saltire Court, 20 Castle Terrace, Edinburgh, Scotland EH1 2ES (“Subadvisor”) as a discretionary asset manager, on the terms and conditions set forth herein, of those assets of the Fund which the Manager determines to allocate to the Subadvisor (those assets being referred to as the “Fund Account”). The Manager may, from time to time, with the consent of the Subadvisor, make additions to the Fund Account and may, from time to time, make withdrawals of any or all of the assets in the Fund Account.

2.  Fund Account Management Duties.

(a)        Subject to the supervision of the Manager and of the Trustees of the Trust, the Subadvisor shall manage the composition of the Fund Account, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information for the Fund as currently in effect and as amended or supplemented in writing from time to time, being herein called the “Prospectus”). The Manager or the Fund shall provide the Subadvisor reasonable advance notice of any material changes in the Fund’s investment objectives, policies and restrictions. The Subadvisor’s responsibility for providing portfolio management services hereunder shall be limited to only the Fund Account, and the Subadvisor agrees that it shall not consult with any investment adviser(s) (within the meaning of the Act) to the Fund or to any other registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d3-1 and/or Rule 17a-10 under the Act would not be available with respect to the Fund. The

Subadvisor shall exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets attributable to that portion of the Fund for which the Subadvisor has investment management responsibility, provided that such authority may be revoked in whole or in part by the Manager at any time upon notice to the Subadvisor and provided further that the exercise of such authority shall be subject to review by the Manager and the Trustees of the Trust. The Subadvisor shall exercise its proxy voting authority hereunder in accordance with its proxy voting policies and procedures, in such form as shall be reasonably acceptable to the Manager on behalf of the Fund. The Subadvisor shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Manager from time to time.

(b)        The Subadvisor shall maintain such books and records pursuant to Rule 31a-1 under the Act and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Fund Account as shall be specified by the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the Act or the Advisers Act. In accordance with Rule 31a-3 under the Act, the Subadvisor agrees that all records under the Act shall be the property of the Trust, provided that the Subadvisor is permitted to retain copies of any records prepared by the Subadvisor for regulatory and internal auditing purposes.

(c)        The Subadvisor shall provide the Trust’s custodian (“Custodian”), and the Manager on each business day with information relating to all transactions concerning the Fund Account. In addition, the Subadvisor shall be responsive to requests from the Manager or the Trust’s Custodian for assistance in obtaining price sources for securities held in the Fund Account, as well as for periodically reviewing the prices of the securities assigned by the Manager or the Trust’s Custodian for reasonableness and advising the Manager should any such prices appear to be incorrect.

(d)        The Subadvisor agrees to maintain adequate compliance procedures to ensure its compliance with the Act, the Advisers Act and other applicable federal and state regulations, and review information provided by the Manager to assist the Manager in its compliance review program.

(e)        The Subadvisor agrees to maintain what it reasonably deems to be an appropriate level of errors and omissions or professional liability insurance coverage.

(f)        The Manager acknowledges and agrees to the delegation by the Subadvisor of any fund back office or proxy voting services required to enable the Subadvisor to perform its services under this Agreement. The Subadvisor will act in good faith and with reasonable skill and care in the selection, use and monitoring of any delegates, and any such delegation shall not relieve the Subadviser of its responsibilities under this Agreement.

3.  Allocation of Brokerage.  The Subadvisor shall have authority and discretion to select brokers, dealers and futures commission merchants to execute portfolio transactions initiated by the Subadvisor, and for the selection of the markets on or in which the transactions will be executed.

(a)        In doing so, the Subadvisor’s primary responsibility shall be to obtain the best net price and execution for the Fund. However, this responsibility shall not be deemed to obligate the Subadvisor to solicit competitive bids for each transaction, and the Subadvisor shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Subadvisor determines that the broker, dealer or futures commission merchant is able to obtain the best net price and execution for the particular transaction taking into account all factors the Subadvisor deems relevant, including, but not limited to, the breadth of the market in the security or commodity, the price, the financial condition and execution capability of the broker, dealer or futures commission merchant and the reasonableness of any commission for the specific transaction and on a continuing basis. The Subadvisor may consider the brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934, as amended, and as may be interpreted by the Securities and Exchange Commission (the “SEC”) and/or its staff from time to time) made available by the broker to the Subadvisor viewed in terms of either that particular transaction or of the Subadvisor’s overall responsibilities with respect to its clients, including the Fund, as to which the Subadvisor exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(b)        The Manager shall have the right to request that specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Subadvisor, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as (i) the Manager determines that the broker or dealer is able to obtain the best net price and execution on a particular transaction and (ii) the Manager determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Fund or to the Manager for the benefit of the accounts for which it exercises investment discretion, viewed in terms of either a particular transaction or the Manager’s overall responsibilities with respect to the accounts as to which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

The Manager accepts and acknowledges that nothing in this Clause 3 (b) shall obligate the Subadvisor to act upon such requests of the Manager. The Manager further acknowledges that such requests will be considered by the Subadvisor on a best efforts basis subject at all times to its best execution policy.

(c)        The Subadvisor agrees that it will not execute any portfolio transactions with a broker, dealer or futures commission merchant which is an “affiliated person” (as defined in the Act) of the Trust or of the Manager or of any Subadvisor for the Trust except in accordance with procedures adopted by the Trustees. The Manager agrees that it will provide the Subadvisor with a list of brokers and dealers which are “affiliated persons” of the Trust, the Manager or the Trust’s Subadvisors.

4.  Information Provided to the Manager and the Trust and to the Subadvisor

(a)        The Subadvisor agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Fund Account to assist the Manager and the Trust in monitoring compliance with the Act, the Advisers Act, and other applicable laws. The Subadvisor will furnish the Trust’s Board of Trustees with such periodic and special reports with respect to the Fund Account as the Manager or the Board of Trustees may reasonably request.

(b)        The Subadvisor agrees that it will notify the Manager and the Trust in the event that the Subadvisor or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Subadvisor from serving as investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Notification of an event within (i) shall be given immediately upon identification of any applicable disqualification; notification of an event within (ii) shall be given promptly. The Subadvisor has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct in all material respects and contain no material misstatement or omission, and it further agrees to notify the Manager immediately of any fact known to the Subadvisor respecting or relating to the Subadvisor that causes any statement in the Prospectus to become untrue or misleading in any material respect or that causes the Prospectus to omit to state a material fact.

(c)        The Subadvisor represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Subadvisor’s registration under the Advisers Act on Form ADV as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Subadvisor agrees to maintain the completeness and accuracy in all material respects of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Subadvisor acknowledges that it is an “investment adviser” to the Fund within the meaning of the Act and the Advisers Act.

5.  Compensation.  The compensation of the Subadvisor for its services under this Agreement shall be calculated in accordance with the attached Schedule A and paid by the Manager within 30 days of the end of the relevant quarter after receipt of an invoice from the Subadvisor. Pursuant to the provisions of the Management Agreement between the Trust and the Manager, the Manager is solely responsible for the payment of fees to the Subadvisor, and the Subadvisor agrees to seek payment of its fees solely from the Manager and not from the Trust or the Fund.

6.  Other Investment Activities of the Subadvisor.  The Manager acknowledges that the Subadvisor or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). The Manager agrees that the Subadvisor or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Subadvisor acts in good faith and provided further, that it is the Subadvisor’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and of the Affiliated Accounts and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Subadvisor shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

7.  Standard of Care.  The Subadvisor shall exercise its best judgment in rendering the services provided by it under this Agreement. The Subadvisor shall not be liable for any act or omission, error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Subadvisor against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Fund to which the Subadvisor would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadvisor’s reckless disregard of its obligations and duties under this Agreement.

8.  Confidentiality and Data Protection.  The Manager will consider all reports, opinions, analytical surveys, financial statements, or other documents or information (“Subadvisor Confidential Information”) provided by Subadvisor in connection with its services and this Agreement as confidential. All Subadvisor Confidential Information is intended only for the Manager’s information and for the sole use of Manager and the Fund. The Manager expressly agrees that it will not use for any non-permitted purpose, or share with any third parties, such Subadvisor Information. The provisions of this Section 7 shall survive termination of this Agreement.

The Subadvisor may act as a data controller (and in certain circumstances, a data processor) within the meaning of the Data Protection Act 1998 (the “Data Protection Act”). The Manager hereby consents to the processing and use by the Subadvisor and its agents and affiliates of any personal data (as defined in the Data Protection Act) given by the Manager under this Agreement for the provision of services to the Manager, which may include the transfer of such data out of the European Economic Area (as defined in the Data Protection Act). Such data may also be used by the Subadvisor and its agents and affiliates to update Manager records and unless the Manager has indicated otherwise to advise the Manager of other products and services.

9.  Assignment.  This Agreement shall terminate automatically in the event of its assignment (as defined in the Act, in the rules adopted under the Act and applicable interpretations of the SEC and/or its staff thereunder). The Subadvisor shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment under the Act will occur, and to take the steps necessary to enter into a new contract with the Subadvisor or such other steps as the Board of Trustees may deem appropriate.

10.  Amendment.  This Agreement may be amended at any time, but only by written agreement between the Subadvisor and the Manager, which amendment is subject to the approval of the Trustees and the shareholders of the Trust in the manner required by the Act.

11.  Effective Date; Term.  This Agreement shall become effective on March 25, 2009 and shall continue in effect until March 25, 2011. Thereafter, the Agreement shall continue in effect only so long as its continuance has been specifically approved at least annually by the Trustees, or the shareholders of the Fund in the manner required by the Act. The aforesaid requirement shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

12.  Termination.  This Agreement may be terminated by (i) the Manager at any time without penalty, upon notice to the Subadvisor and the Trust, (ii) at any time without penalty by the Trust or by vote of a majority of the outstanding voting securities of the Fund (as defined in the Act) on notice to the Subadvisor or (iii) by the Subadvisor at any time without penalty, upon thirty (30) days’ written notice to the Manager and the Trust.

13.  Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

14.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby but shall continue in full force and effect.

15.  Applicable Law.  The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the rules and regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Connecticut, without giving effect to the conflicts of laws provisions thereof.

MANAGERS INVESTMENT GROUP, LLC

BY:

DATE:

Accepted: MARTIN CURRIE INC.

BY:

DATE:

Acknowledged: THE MANAGERS FUNDS

BY:

DATE:

SCHEDULES:	A. Fee Schedule.

SCHEDULE A

SUBADVISOR FEE

For services provided to the Fund Account, Managers Investment Group LLC will pay a base quarterly fee for each calendar quarter at an annual rate of [ ]% of the average net assets in the Fund Account during the quarter. Average assets shall be determined using the average daily net assets in the Fund Account during the quarter. The Custodian shall provide the information relating to average daily net assets in the Fund Account for a relevant quarter to the Subadvisor for the purposes of calculating the fee. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.

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